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                                                                    EXHIBIT 5.1




               [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI,


                           PROFESSIONAL CORPORATION]



                               February 4, 2002


Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304

RE: Registration Statement on Form S-4

Ladies and Gentlemen:


   We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on or about February 4, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of your Common Stock, par value $0.01 per share, and associated preferred share purchase rights (the "Rights"), to be issued in connection with the merger of Heloise Merger Corporation, your wholly-owned subsidiary, with and into Compaq Computer Corporation, a Delaware corporation, as described in the Registration Statement (the "Transaction"). As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction.


   It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable and the Rights attached to the Shares will be legally and validly issued.

   We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

                                          Very truly yours,


                                          WILSON SONSINI GOODRICH & ROSATI


                                          Professional Corporation



                                          /s/  WILSON SONSINI GOODRICH & ROSATI